Investor Contact: Pamela Catlett (503) 671-4589	Media Contact: Kellie Leonard (503) 671-6171

NIKE, INC. REPORTS FISCAL 2010 FIRST QUARTER RESULTS

Select First Quarter Results:
•	Revenue $4.8 billion; down 12 percent versus prior year or down 7 percent excluding currency changes
•	Diluted EPS up 1 percent from prior year to $1.04
•	Worldwide futures orders down 6 percent, down 4 percent excluding currency changes
•	Inventories down 7 percent versus prior year

BEAVERTON, Ore., Sept. 29, 2009 – NIKE, Inc. (NYSE:NKE) today reported financial results for its fiscal 2010 first quarter ended August 31, 2009. First quarter revenues decreased 12 percent to $4.8 billion, compared to $5.4 billion for the same period last year. Excluding changes in currency exchange rates, net revenue was down 7 percent compared to the same period last year. First quarter net income was flat compared to the prior year at $513 million and diluted earnings per share increased 1 percent to $1.04.

“We delivered a good start to the fiscal year,” said Mark Parker, NIKE, Inc. President and Chief Executive Officer. “These results illustrate that the emotion of sports, combined with innovative product, strong brands and premium retail experiences can make powerful connections to consumers even in challenging times.”

Parker concluded, “Leveraging these powerful consumer connections with a laser focus on operational excellence will enable Nike to deliver consistent long-term profitable growth. We’re on the right track, moving forward with confidence in hand and opportunity in mind.”*

Futures Orders

The Company reported worldwide futures orders for Nike brand athletic footwear and apparel, scheduled for delivery from September 2009 through January 2010, totaling $6.2 billion, 6 percent lower than orders reported for the same period last year. Excluding currency changes, reported orders would have declined 4 percent.*

By geography, futures orders were as follows:

Geography	Reported Futures Orders	Excluding Currency Changes
North America	-4%	-4%
Western Europe	-8%	-6%
Central and Eastern Europe	-28%	-24%
Greater China	-6%	-7%
Japan	-3%	-5%
Emerging Markets	+10%	+18%

Geography Highlights

North America
During the first quarter, revenues in North America decreased 5 percent to $1.8 billion. Footwear revenues declined 4 percent to $1.2 billion, apparel revenues decreased 9 percent to $444 million and equipment revenues were down 5 percent to $98 million. Excluding changes in currency, revenues for North America declined 5 percent with footwear down 3 percent, apparel decreasing 8 percent and equipment dropping 5 percent. North America earnings before interest and taxes (commonly referred to as “EBIT”) increased 10 percent to $411 million due to lower selling and administrative expenses and improved gross margins.

Western Europe
First quarter revenue for Western Europe was down 18 percent to $1.1 billion. Footwear revenue decreased 15 percent to $635 million, apparel revenue was down 21 percent to $393 million and equipment revenue declined 26 percent to $77 million. Revenue for Western Europe, excluding currency changes, was down 8 percent with footwear declining 5 percent, apparel dropping 11 percent and equipment decreasing 17 percent. First quarter EBIT decreased 11 percent to $289 million.

Central and Eastern Europe
In the first quarter, revenue for Central and Eastern Europe declined 33 percent to $286 million. Footwear revenue decreased 32 percent to $159 million, apparel revenue was down 37 percent to $97 million and equipment revenue declined 29 percent to $30 million. Excluding currency changes, revenue in Central and Eastern Europe was down 23 percent compared to the same period last year with footwear declining 21 percent, apparel dropping 28 percent and equipment down 16 percent. First quarter EBIT decreased 35 percent to $82 million.

Greater China
Revenue for Greater China during the first quarter was down 16 percent to $416 million compared to $496 million last year. Footwear revenue was down 17 percent to $218 million, apparel revenue declined 16 percent to $168 million, and equipment revenue decreased 16 percent to $29 million. Excluding currency changes, revenue for Greater China was down 17 percent from last year with footwear down 17 percent and both apparel and equipment declining 16 percent. First quarter EBIT increased 7 percent to $149 million mainly driven by lower demand creation spending. Last year’s first quarter demand creation spending was higher in support of the Olympic Games in Beijing.

Japan
Japan first quarter revenues were essentially flat compared to the prior year at $186 million. Footwear revenue was up 4 percent to $98 million, apparel revenue dropped 8 percent to $67 million and equipment revenue increased 5 percent to $22 million. Excluding currency changes, Japan first quarter revenues were 10 percent lower than last year with footwear down 6 percent, apparel down 17 percent and equipment dropping 5 percent. First quarter EBIT decreased 7 percent to $35 million.

Emerging Markets
In the Emerging Markets revenue decreased 8 percent to $422 million for the first quarter compared to $458 million last year. Footwear revenue was down 6 percent to $279 million, apparel revenue dropped 9 percent to $107 million and equipment revenue decreased 19 percent to $36 million. Excluding currency changes, revenue in the Emerging Markets increased 9 percent compared to last year with 11 percent growth in footwear, a 9 percent increase of in apparel and a 4 percent drop in equipment. Despite declining reported revenue, first quarter EBIT rose 39 percent to $101 million due to lower selling and administrative expenses.

Other Businesses
For the first quarter, Other business revenue, which includes Cole Haan, Converse Inc., Hurley International LLC, NIKE Golf, and Umbro Ltd. decreased 5 percent to $604 million.  Excluding currency changes revenue was down 3 percent. EBIT was flat to last year at $87 million.

Income Statement Review

In the first quarter of fiscal 2010 gross margins were 46.2 percent compared to 47.2 percent for the same period last year. Gross margins for the quarter were lower than the prior year primarily due to unfavorable exchange rates and product markdowns taken to manage inventories.

First quarter selling and administrative expenses were down 17 percent to $1.5 billion and dropped as a percent of revenue to 32.2 percent compared to 34.2 percent for the same period last year.  Selling and administrative expenses for the quarter were lower than the same period last year due to lower demand creation spending and lower personnel costs following restructuring efforts completed last fiscal year. Demand creation expenses were higher last year due to expenses incurred to support the Olympic Games in Beijing and the European Championships.

The effective tax rate for the first quarter was 24.7 percent compared to 28.5 percent for the same period last year. The first quarter tax rate benefitted from our lower on-going tax rate on operations outside the United States.

Balance Sheet Review

At the end of the first quarter, global inventories stood at $2.3 billion, down 7 percent from August 31, 2008. Cash and short-term investments at period-end were $3.6 billion, 40 percent higher than $2.6 billion last year.

Share Repurchase

During the first quarter, the Company repurchased a total of 289,250 shares for approximately $15 million in conjunction with the Company’s four-year, $3 billion share repurchase program, approved by the Board of Directors in June 2006. As of the end of the first quarter the Company has purchased a total of 49.5 million shares for approximately $2.7 billion under this program.

Conference Call

Nike management will host a conference call beginning at approximately 2:00 p.m. PT on September 29, 2009, to review first quarter results. The conference call will be broadcast live over the Internet and can be accessed at www.nikebiz.com/investors. For those unable to listen to the live broadcast, an archived version will be available at the same location through midnight, October 6, 2009.

About NIKE, Inc.

NIKE, Inc. based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly-owned Nike subsidiaries include Cole Haan, which designs, markets and distributes luxury shoes, handbags, accessories and coats; Converse Inc., which designs, markets and distributes athletic footwear, apparel and accessories; Hurley International LLC, which designs, markets and distributes action sports and youth lifestyle footwear, apparel and accessories; and Umbro Ltd., a leading United Kingdom-based global football (soccer) brand. For more information, NIKE’s earnings releases and other financial information are available on the Internet at www.nikebiz.com/investors.

* The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by Nike with the S.E.C., including Forms 8-K, 10-Q, and 10-K. Some forward-looking statements in this release concern changes in futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures and “at once” orders, exchange rate fluctuations, order cancellations and discounts, which may vary significantly from quarter to quarter, and because a significant portion of the business does not report futures orders.

(Additional Tables Follow)

NIKE, Inc.
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED AUGUST 31, 2009
(In millions, except per share data)

	QUARTER ENDED
INCOME STATEMENT	08/31/2009	08/31/2008	% Chg
Revenues	$4,798.5	$5,432.2	-12%
Cost of sales	2,583.0	2,870.1	-10%
Gross margin	2,215.5	2,562.1	-14%
	46.2%	47.2%

Selling and administrative expense	1,546.1	1,856.4	-17%
	32.2%	34.2%

Other income (expense), net	13.1	(1.6)	919%
Interest (expense) income, net	(1.3)	10.1	-113%

Income before income taxes	681.2	714.2	-5%

Income taxes	168.2	203.7	-17%
	24.7%	28.5%

Net income	$513.0	$510.5	0%

Diluted EPS	$1.04	$1.03	1%

Basic EPS	$1.06	$1.05	1%

Weighted Average Common Shares Outstanding:
Diluted	491.6	494.9
Basic	485.8	487.2
Dividends declared	$0.25	$0.23

NIKE, Inc.
BALANCE SHEET	08/31/2009	08/31/2008
	(In millions)
ASSETS
Current assets:
Cash and equivalents	$2,260.6	$1,625.6
Short-term investments	1,369.2	966.1
Accounts receivable, net	2,835.3	3,035.4
Inventories	2,288.4	2,453.9
Deferred income taxes	214.1	175.8
Prepaid expenses and other current assets	639.3	687.8

Total current assets	9,606.9	8,944.6

Property, plant and equipment	4,373.8	4,111.0
Less accumulated depreciation	2,393.0	2,236.2
Property, plant and equipment, net	1,980.8	1,874.8

Identifiable intangible assets, net	471.2	712.4
Goodwill	194.9	425.1
Deferred income taxes and other assets	936.8	637.9

Total assets	$13,190.6	$12,594.8

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$7.1	$ 31.5
Notes payable	94.7	220.1
Accounts payable	961.9	1,205.9
Accrued liabilities	1,643.4	1,639.8
Income taxes payable	145.7	214.3

Total current liabilities	2,852.8	3,311.6

Long-term debt	443.2	407.3
Deferred income taxes and other liabilities	803.6	843.0
Redeemable preferred stock	0.3	0.3
Shareholders' equity	9,090.7	8,032.6

Total liabilities and shareholders' equity	$13,190.6	$12,594.8

NIKE, Inc.
	QUARTER ENDED
DIVISIONAL REVENUES1	08/31/2009	08/31/2008	% Change	% Change Excluding Currency Changes 2
	(In millions)
North America
Footwear	$ 1,218.6	$ 1,267.8	-4%	-3%
Apparel	443.9	486.9	-9%	-8%
Equipment	97.6	102.8	-5%	-5%
Total	1,760.1	1,857.5	-5%	-5%

Western Europe
Footwear	635.4	749.5	-15%	-5%
Apparel	392.6	494.8	-21%	-11%
Equipment	77.2	104.7	-26%	-17%
Total	1,105.2	1,349.0	-18%	-8%

Central and Eastern Europe
Footwear	158.9	233.0	-32%	-21%
Apparel	97.4	154.9	-37%	-28%
Equipment	29.9	41.9	-29%	-16%
Total	286.2	429.8	-33%	-23%

Greater China
Footwear	218.4	262.2	-17%	-17%
Apparel	168.1	199.8	-16%	-16%
Equipment	29.0	34.4	-16%	-16%
Total	415.5	496.4	-16%	-17%

Japan
Footwear	97.5	93.4	4%	-6%
Apparel	66.7	72.2	-8%	-17%
Equipment	21.8	20.8	5%	-5%
Total	186.0	186.4	0%	-10%

Emerging Markets
Footwear	278.9	296.1	-6%	11%
Apparel	107.2	117.6	-9%	9%
Equipment	35.7	44.1	-19%	-4%
Total	421.8	457.8	-8%	9%

Global Brand Divisions3	30.7	22.2	38%	57%

Total NIKE Brand	4,205.5	4,799.1	-12%	-7%

Other Businesses4	603.9	633.1	-5%	-3%
Corporate5	(10.9)	-	-	-

Total NIKE, Inc. Revenues	$ 4,798.5	$ 5,432.2	-12%	-7%

Total NIKE Brand
	$ 2,607.7	$ 2,902.0	-10%	-5%
Apparel	1,275.9	1,526.2	-16%	-11%
Equipment	291.2	348.7	-16%	-11%
Global Brand Divisions4	30.7	22.2	38%	57%

1 Certain prior year amounts have been reclassified to conform to fiscal year 2010 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.
 2 Fiscal 2010 results have been restated using fiscal 2009 exchange rates for the comparative period to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.

3 Global Brand Divisions primarily represent NIKE Brand licensing businesses that are not part of a geographic operating segment.
4 Other businesses represent activities of Cole Haan, Converse, Hurley, NIKE Golf and Umbro.
5 Corporate primarily consists of results from our centrally managed foreign currency hedging program and foreign currency gains and losses resulting from the difference between actual foreign currency rates and standard rates assigned to our geographic operating segments. In the first quarter of fiscal 2010, foreign currency gains and losses generated by all our geographic operating segments are included in Corporate, with the exception of those generated by Other Businesses which are reported within their respective operating results.

NIKE, Inc.
	QUARTER ENDED		%
EARNINGS BEFORE INTEREST AND TAXES1,2	08/31/2009	08/31/2008	Chg
	(In millions)

North America	$410.6	$373.6	10%
Western Europe	288.6	323.0	-11%
Central and Eastern Europe	82.2	126.8	-35%
Greater China	148.8	138.8	7%
Japan	35.1	37.9	-7%
Emerging Markets	101.0	72.9	39%
Global Brand Divisions3	(180.5)	(198.7)	9%

Total NIKE Brand	885.8	874.3	1%

Other Businesses4	86.6	86.6	0%
Corporate5	(289.9)	(256.8)	-13%

Total earnings before interest and income taxes1,2	$682.5	$704.1	-3%

1 The Company evaluates performance of individual operating segments based on earnings before interest and taxes (also commonly referred to as "EBIT"), which represents net income before interest (expense) income, net, and income taxes.
2 Certain prior year amounts have been reclassified to conform to fiscal year 2010 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.
3 Global Brand Divisions primarily represent NIKE Brand licensing businesses that are not part of a geographic operating segment and general and administrative expenses that are centrally managed for the NIKE Brand.
4 Other businesses represents activities of Cole Haan, Converse, Hurley, NIKE Golf and Umbro.
5 Corporate expenses primarily consists of unallocated general and administrative expenses, which includes expenses associated with centrally managed departments, depreciation and amortization related to the Company's corporate headquarters, unallocated insurance and benefit programs, foreign currency gains and losses , including hedge gains and losses, corporate eliminations and other items.